Exhibit 1.3

SECOND AMENDMENT TO DEALER MANAGER AGREEMENT

This SECOND AMENDMENT TO THE DEALER MANAGER AGREEMENT (this “Amendment”), effective as of September 7, 2016, is entered into by and among NEXPOINT MULTIFAMILY CAPITAL TRUST, INC., a Maryland corporation (the “Company”), NEXPOINT REAL ESTATE ADVISORS II, L.P., a Delaware limited partnership, the Company’s advisor (the “Advisor”), and HIGHLAND CAPITAL FUNDS DISTRIBUTOR, INC., a Delaware corporation, the Company’s exclusive dealer manager for the Offering (the “Dealer Manager”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Dealer Manager Agreement (defined below).

WHEREAS, the Company, the Advisor and the Dealer Manager are parties (the “Parties”) to that certain Dealer Manager Agreement, dated August 10, 2015, as amended on March 23, 2016 (the “Dealer Manager Agreement”); and

WHEREAS, the Parties desire to amend the Dealer Manager Agreement in order to, among other things, reflect the Company’s name change from NexPoint Multifamily Realty Trust, Inc. to NexPoint Multifamily Capital Trust, Inc. and the change to the price per share of the Company’s Class T common stock to $9.58 per share for the primary offering and $9.10 per share for the distribution reinvestment plan.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Update to Name of Company.

Any reference to “NexPoint Multifamily Realty Trust, Inc.” in the Dealer Manager Agreement is hereby superseded and replaced with “NexPoint Multifamily Capital Trust, Inc.”

2.	Amendment to Preamble.

The first paragraph of the Preamble of the Dealer Manager Agreement is hereby amended and restated in its entirety as follows:

NexPoint Multifamily Capital Trust, Inc., a Maryland corporation (the “Company”), intends to qualify to be taxed as a real estate investment trust (“REIT”) for federal income tax purposes beginning with the taxable year ending December 31, 2016, or the first year during which the Company begins material operations, if later. The Company proposes to offer (a) up to $1,000,000,000 of Class A and Class T shares of common stock, $0.01 par value per share (the “Offered Shares”), at an initial offering price of $10.00 per Class A Share and $9.58 per Class T Share in the primary offering (subject in certain circumstances to discounts based upon the volume of shares purchased and for certain categories of purchasers) (the “Primary Offering”) and (b) up to $100,000,000 of Offered Shares for a purchase price of $9.50 per Class A Share and $9.10 per Class T Share for issuance through the Company’s distribution reinvestment plan (the “DRP” and together with the Primary Offering, the “Offering”), all upon the other terms and subject to the conditions set forth in the Prospectus (as defined in Section 1.1 below). The Company will provide an initial estimated net asset value per share of each class of its common stock based on information as of a date not later than 150 days following the second anniversary of the date on which the Company meets the minimum offering requirement as described in the Prospectus (as defined in Section 1.1 below) (or earlier if deemed advisable by the Company’s board of directors). The Company will provide an update of the estimated net asset value as of the end of each completed fiscal quarter (or fiscal year, in the case of a quarter ending at a fiscal year-end) thereafter. The Company reserves the right to reallocate the shares of common stock between the Class A and the Class T Shares and between the Offered Shares and the DRP Shares.

3.	Amendment to Exhibit A, Section III.

Section III of the form of Participating Broker-Dealer Agreement, which is set forth as Exhibit A of the Dealer Manager Agreement, is hereby amended and restated in its entirety as follows:

III.	Pricing

Except as described in the Prospectus (or the Follow-On Prospectus), up to $1,000,000,000 in Class A and Class T Shares will be offered to the public at an initial offering price of $10.00 per Class A Share and $9.58 per Class T Share pursuant to the Primary Offering, and up to $100,000,000 in Class A and T Shares will be offered pursuant to the Company’s distribution reinvestment plan for a purchase price of $9.50 per Class A Share and $9.10 per Class T Share (during the Offering and until the first valuation of assets is received, and thereafter at a purchase price not less than 95% of the most recently reported net asset value).

4.	Counterparts.

This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

Except as expressly set forth herein, the Dealer Manager Agreement and Exhibit A thereto remain unmodified and unchanged and the parties hereto ratify and confirm the Dealer Manager Agreement and Exhibit A thereto as amended hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date above written.

“COMPANY”

NexPoint Multifamily Capital Trust, Inc.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Chief Financial Officer, Executive VP – Finance and Treasurer

“ADVISOR”

By NexPoint Real Estate Advisors GP, LLC, as general partner of NexPoint Real Estate Advisors II, L.P.

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Secretary

“DEALER MANAGER”

Highland Capital Funds Distributor, Inc.

By:	/s/ James “Brad” Ross
Name:	James “Brad” Ross
Title:	President